Exhibit 99.2

UNAUDITED PROFORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On August 22, 2013, Allied Motion Technologies Inc. (“Allied Motion”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) to purchase all of the outstanding equity interests of Globe Motors, Inc., a Delaware corporation (“Globe Motors”) from Safran USA, Inc. (the “Seller”), for approximately $90 million in cash. The purchase price paid will be subject to adjustment to reflect, among other things, the working capital and cash on hand of Globe Motors at the time of closing. The acquisition of Globe Motors closed on October 18, 2013 and the post-closing adjustment of the purchase price is expected to be completed during the first quarter of 2014.

The unaudited pro forma combined consolidated balance sheet is presented to show how Allied Motion might have looked had the acquisition occurred as of that date. The unaudited pro forma combined consolidated statements of operations and comprehensive income for the year ended December 31, 2012 and the nine months ended September 30, 2013 are presented to show how Allied Motion might have looked had the acquisition occurred as of January 1, 2012, the beginning of the earliest period presented.

This pro forma information is based on, and should be read in conjunction with, the following:

•                  The historical audited financial statements of Allied Motion as of and for the fiscal year ended December 31, 2012, included in a Form 10-K filed on March 11, 2013;

•                  The historical unaudited financial statements of Allied Motion as of and for the nine months ended September 30, 2013, included in a Form 10-Q filed on November 14, 2013;

•                  The historical audited financial statements of Globe Motors as of and for the fiscal year ended December 31, 2012, included in this Form 8-K/A;

•                  The historical audited financial statements of Globe Motors for the nine months ended September 30, 2013, included in this Form 8-K/A.

The unaudited pro forma combined consolidated financial information was prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma adjustments reflecting the acquisition have been prepared in accordance with the business combination accounting guidance and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined consolidated financial information. The detailed assumptions used to prepare the unaudited pro forma combined consolidated financial information are contained in the notes hereto and such assumptions should be reviewed in their entirety.

The unaudited pro forma combined consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the unaudited pro forma combined consolidated financial information, the total purchase consideration was allocated based on the best estimates of fair value. The allocation is dependent upon certain valuations and other analysis that are not yet final. Accordingly, the pro forma acquisition price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the estimated purchase price allocation. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma combined consolidated statements of operations and comprehensive income do not include certain nonrecurring charges which resulted directly from the acquisition as described in the accompanying notes.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of September 30, 2013

(In thousands, except per share data)

	Historical Results
	Allied Motion Technologies Inc.	Globe Motors, Inc.	Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Combined

Assets
Current Assets:
Cash and cash equivalents	$11,654	$648	$12,302	$(775)	A, B	$11,527
Due from affiliates	—	3,364	3,364	(3,364)	H	—
Trade receivables, net of allowance for doubtful accounts	13,429	19,490	32,919	—		32,919
Inventories, net	15,167	9,703	24,870	500	C	25,370
Deferred income taxes	731	1,581	2,312	(1,581)	B	731
Prepaid expenses and other assets	1,431	2,333	3,764	—		3,764
Total Current Assets	42,412	37,119	79,531	(5,220)		74,311
Property, plant and equipment, net	9,649	17,128	26,777	13,176	E, F	39,953
Deferred income taxes	4,115	1,698	5,813	—		5,813
Intangible assets, net	2,227	—	2,227	34,000	G	36,227
Other long-term assets, net	2,672	—	2,672	1,921	D	4,593
Goodwill	5,916	44,692	50,608	(34,619)	B, E, F, G, H	15,989
Total Assets	$66,991	$100,637	$167,628	$9,258		$176,886

Liabilities and Stockholders’ Equity
Current Liabilities:
Line of credit	$—	$—	$—	$9,225	A	$9,225
Current maturities of long-term debt	1,141	—	1,141	—		1,141
Accounts payable	7,628	11,562	19,190	—		19,190
Accrued liabilities	5,485	4,230	9,715	961	D	10,676
Total Current Liabilities	14,254	15,792	30,046	10,186		40,232
Long-term debt	—	—	—	80,000	A	80,000
Deferred income taxes	885	653	1,538	2,304	E	3,842
Deferred compensation arrangements	2,692	—	2,692	—		2,692
Pension and post-retirement obligations	3,694	—	3,694	—		3,694
Total Liabilities	21,525	16,445	37,970	92,490		130,460

Commitments and Contingencies	—	—	—	—		—

Stockholders’ Equity:
Common stock, no par value	23,543	1	23,544	(1)	H	23,543
Preferred stock, par value $1.00 per share	—	—	—	—		—
Additional paid-in capital	—	66,397	66,397	(66,397)	H	—
Retained earnings	22,494	13,396	35,890	(12,436)	D, H	23,454
Accumulated other comprehensive (loss) income	(571)	4,398	3,827	(4,398)	H	(571)
Total Stockholders’ Equity	45,466	84,192	129,658	(83,232)		46,426
Total Liabilities and Stockholders’ Equity	$66,991	$100,637	$167,628	$9,258		$176,886

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

The pro forma adjustments are explained in Notes 3 and 4.

Unaudited Pro Forma Combined Consolidated Statement of Operations and Comprehensive Income

For the Nine Months Ended September 30, 2013

(In thousands, except per share data)

	Historical Results
	Allied Motion Technologies Inc.	Globe Motors, Inc.	Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Combined

Revenues	$75,371	$89,260	$164,631	$—		$164,631
Cost of products sold	53,075	66,803	119,878	—		119,878
Gross margin	22,296	22,457	44,753	—		44,753

Operating costs and expenses:
Selling	3,640	2,661	6,301	—		6,301
General and administrative	8,098	8,759	16,857	(2,789)	J, K, O, P	14,068
Engineering and development	5,123	4,476	9,599	—		9,599
Business development costs	1,235	—	1,235	(1,235)	I	—
Relocation costs	234	—	234	—		234
Amortization of intangible assets	252	—	252	1,800	M	2,052
Total operating costs and expenses	18,582	15,896	34,478	(2,224)		32,254
Operating income	3,714	6,561	10,275	2,224		12,499

Other income (expense), net
Interest expense	(30)	(238)	(268)	(4,698)	L, N	(4,966)
Other income (expense)	58	623	681	—		681
Total other income (expense), net	28	385	413	(4,698)		(4,285)

Income before income taxes	3,742	6,946	10,688	(2,474)		8,214

Provision for income taxes	1,130	2,588	3,718	(965)	Q	2,753

Net income	$2,612	$4,358	$6,970	$(1,509)		$5,461

Foreign currency translation adjustment	352	164	516	—		516
Comprehensive income	$2,964	$4,522	$7,425	$(1,509)		$5,916

Basic net income per share:
Net income per share	$0.30					$0.60
Basic weighted average common shares	8,778					9,026

Diluted net income per share:
Net income per share	$0.30					$0.60
Diluted weighted average common shares	8,778					9,026

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

The pro forma adjustments are explained in Notes 3 and 4.

Unaudited Pro Forma Combined Consolidated Statement of Operations and Comprehensive Income

For the Year Ended December 31, 2012

(In thousands, except per share data)

	Audited Historical Results
	Allied Motion Technologies Inc.	Globe Motors, Inc.	Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Combined

Revenues	$101,968	$106,479	$208,447	$—		$208,447
Cost of products sold	72,328	77, 436	149,764	—		149,764
Gross margin	29,640	29,043	58,683	—		58,683

Operating costs and expenses:
Selling	5,093	3,491	8,584	—		8,584
General and administrative	10,811	8,352	19,163	(390)	I, J, K, O, P	18,773
Engineering and development	6,060	5,904	11,964	—		11,964
Business development costs	—	—	—	—		—
Relocation costs	—	—	—	—		—
Amortization of intangible assets	548	—	548	2,400	M	2,948
Total operating costs and expenses	22,512	17,747	40,259	2,010		42,269
Operating income	7,128	11,296	18,424	(2,010)		16,414

Other income (expense), net
Interest expense	(13)	(147)	(160)	(6,503)	L, N	(6,663)
Other income	383	1,467	1,850	—		1,850
Total other income, net	370	1,320	1,690	(6,503)		(4,813)

Income before income taxes	7,498	12,616	20,114	(8,513)		11,601

Provision for income taxes	2,101	4,409	6,510	(3,320)	Q	3,190

Net income	$5,397	$8,207	$13,604	$(5,193)		$8,411

Foreign currency translation adjustment	624	63	687	—		687
Pension adjustment	(331)	—	(331)	—		(331)
Comprehensive income	$5,690	$8,270	$13,960	$(5,193)		$8,767

Basic net income per share:
Net income per share	$0.63					$0.95
Basic weighted average common shares	8,616					8,864

Diluted net income per share:
Net income per share	$0.63					$0.95
Diluted weighted average common shares	8,616					8,864

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

The pro forma adjustments are explained in Notes 3 and 4.

ALLIED MOTION TECHNOLOGIES INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.              BASIS OF PRO FORMA PRESENTATION

On August 22, 2013, Allied Motion Technologies Inc. (“Allied Motion”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) to purchase all of the outstanding equity interests of Globe Motors, Inc., a Delaware corporation (“Globe Motors”) from Safran USA, Inc. (the “Seller”), for approximately $90 million in cash. The purchase price paid will be subject to adjustment to reflect, among other things, the working capital and cash on hand of Globe Motors at the time of closing.  The acquisition of Globe Motors closed on October 18, 2013 and the post-closing adjustment of the purchase price is expected to be completed during the first quarter of 2014.

The unaudited pro forma combined consolidated balance sheet as of September 30, 2013 is based on historical financial statements of Allied Motion and the historical financial statements of Globe Motors after giving effect to the acquisition adjustments.  The unaudited pro forma combined consolidated balance sheet as of September 30, 2013 is presented as if the acquisition had occurred on September 30, 2013.

The unaudited pro forma combined consolidated statements of operations and comprehensive income for the year ended December 31, 2012 and for the nine months ended September 30, 2013 is based on the historical financial statements of Allied Motion and Globe Motors for the respective periods then ended after giving effect to the acquisition adjustments.  The unaudited pro forma combined consolidated statements of operations and comprehensive income are presented as if the acquisition had occurred on January 1, 2012.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined consolidated statements of operations and comprehensive income, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimated of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments.

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma combined consolidated statements of operations and comprehensive income because they will not have a continuing impact on the combined results.

2.              PURCHASE PRICE ALLOCATION

The purchase price was approximately $90 million in cash payments.

The allocation of the purchase price paid for Globe Motors is based on estimated fair values of the assets acquired and liabilities assumed of Globe Motors as of September 30, 2013. The allocation of the purchase price is preliminary as the valuation of both the tangible and identifiable intangible assets is being finalized. While the final amounts allocated to assets and liabilities could change from the information presented in the unaudited pro forma combined condensed financial statements, the Company does not expect changes to be material. Cost and fees incurred by Allied Motion associated with the acquisition of Globe Motors are estimated to be approximately $4.1 million.

The preliminary allocation of purchase price based on estimated fair values (in thousands):

Net tangible assets
Working capital	$18,580
Property, plant and equipment	30,304
Deferred income tax liabilities	(2,957)	$45,927
Identifiable purchased intangible assets:
Trade name	4,000
Customer relationships	30,000	34,000
Goodwill		10,073
Total purchase price		$90,000

Intangible assets

The fair value of identifiable intangible assets of $34.0 million has been allocated to the following asset categories (in thousands):

	Preliminary Value	First 12 Months Amortization	Amortization Method	Estimated Useful Life
Trade name	$4,000	$400	Straight Line	10 Years
Customer relationships	30,000	2,000	Straight Line	15 Years
	$34,000	$2,400

3.              UNAUDITED PRO FORMA ADJUSTMENTS

The unaudited pro forma combined consolidated balance sheet as of September 30, 2013 and unaudited pro forma combined consolidated statements of operations and comprehensive income for the nine months ended September 30, 2013 and for the year ended December 31, 2012 gives effect to the following adjustments (in thousands):

A-           To reflect the issuance of both term loan and senior subordinated notes, and borrowings on revolving line of credit facility, related to the acquisition.

B-           To reflect the fair value of the purchased cash, intangible assets and goodwill resulting from the acquisition and the related deferred taxes.

C-           To reflect the estimated purchase accounting adjustment for capitalization of estimated manufacturing profit in inventory acquired.  (Note: The unaudited pro forma combined consolidated statement of operations and comprehensive income does not reflect the impact of the one-time adjustment to costs of products sold during the periods when this inventory will be sold.)

D-           To reflect accrued transaction costs and debt issuance costs related to the acquisition and the incurrence of related debt.  This adjustment reflects the accrual of expected transaction costs as of September 30, 2013.

E-           To reflect the fair value of property, plant and equipment acquired in business combination and the related deferred taxes attributed to the difference in the tax and book basis for the foreign assets.

F-            To reflect the removal of Globe Motors’ intangible assets ($100) and goodwill ($44,692) at the date of purchase.

G-          To reflect the fair value of the purchased intangible assets and goodwill resulting from the acquisition and the related deferred taxes attributed to the difference in the tax and book basis for the foreign assets.

H-          To reflect the removal of Globe Motors’ historical equity ($36,036) at the date of purchase and the due from affiliates ($3,364) that is not being assumed as part of the Purchase Agreement.

I-               To reflect the removal of Allied Motion’s transaction costs ($1,235 and $24, respectively) incurred that were directly attributable to the acquisition.

J-             To reflect the removal of Globe Motors’ litigation costs ($2,429 and $986, respectively) for which Allied Motion is being indemnified by the Seller.

K-         To reflect the removal of Globe Motors’ corporate allocation charges from the Seller ($1,107 and $402, respectively) that will not be replaced and the removal of contributions to a supplemental retirement plan for employees ($424 and $539, respectively) which plan will be terminated in connection with the acquisition. .

L-           To reflect the interest expense ($4,410 and $6,119, respectively) on the new acquisition debt calculated using the following interest rates:  (1) $50 million five-year term loan - $25 million using a floating Libor based interest rate of 2.67% and $25 million using a fixed hedged interest rate of 3.62%; (2) Senior Subordinated Notes at the stated interest rate of 14.50%; (3) revolving line of credit - 60% using a Libor based floating interest rate of 2.7% and 40% using a Prime based floating interest rate of 4.75%.  The effect on income of a 1/8 % increase or decrease in the floating interest rates would result in an increase or decrease in interest expense for the nine months ended September 30, 2013 and year ended December 31, 2012 of $23 and $37, respectively.

M-        To reflect the amortization expense of finite lived purchased intangible assets, which lives are ten years for trade names and fifteen years for customer relationships.

N-           To reflect the amortization of new debt issuance costs as interest expense ($288 and $384, respectively), which amortization period is five years.

O-          To reflect the depreciation expense ($864 and $1,152, respectively) of purchased property, plant and equipment, which depreciable lives are ten years for machinery and equipment and thirty years for real property.

P-            To reflect the stock based compensation expense ($307 and $409, respectively) for 248 thousand restricted stock awards issued in relation to the acquisition of Globe Motors.

Q-          To reflect the recognition of income taxes at a 39% effective rate, on the combined income before income taxes as adjusted for the income statement pro forma adjustments.

4.              UNAUDITED PRO FORMA COMBINED CONSOLIDATED NET INCOME PER SHARE

The pro forma basic and diluted net income per share amounts presented are based upon the weighted average number of common shares outstanding during the periods presented.  The basic and diluted earnings per share and the information of the number of shares used to compute basic and diluted earnings per share.

5.              VARIABLE RATE DEBT

Revolving Credit Facility and Term Loan

In connection with the funding of the acquisition of Globe Motors, Allied Motion entered into a Credit Agreement (the “Credit Agreement”) dated as of October 18, 2013. The Credit Agreement provides for a $15 million five-year revolving credit facility (the “Revolver”) and a $50 million five-year term loan (the “Term Loan” and together with the Revolver, the “Senior Credit Facilities”).

Borrowings under the Senior Credit Facilities will bear interest at the Base Rate (as defined in the Credit Agreement) plus a margin of 0.25% to 2.00% or the Eurocurrency Rate (as defined in the Credit Agreement) plus a margin of 1.25% to 3.00%, in each case depending on Allied Motion’s ratio of total funded indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA (the “Total Leverage Ratio”). The Senior Credit Facility initially bears interest at 4.75% at October 18, 2013. Subsequently, the interest rates changed to a floating rate based on both the Prime and Libor rates and a hedged fixed rate on a portion of the term debt as more fully described under item “L” in Footnote 3 “Unaudited Pro Forma Adjustments”.  In addition, Allied Motion is required to pay a commitment fee of between 0.125% and 0.30% quarterly (currently 0.25%) on the unused portion of the Revolver, also based on Allied Motion’s Total Leverage Ratio. Principal installments are payable on the Term Loan in varying percentages quarterly through September 30, 2018 with a balloon payment at maturity and with mandatory prepayments being required in certain circumstances. The Senior Credit Facilities are secured by substantially all of Allied Motion’s assets and are fully and unconditionally guaranteed by certain of the Allied Motion’s subsidiaries.